Exhibit 10.2

AMENDMENT TO THE

1994 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS OF ALLIEDSIGNAL INC.

The 1994 Stock Plan for Non-Employee Directors of AlliedSignal Inc. (the “Plan), is hereby amended effective June 1, 2007, by amending and restating the first sentence of Paragraph 2 to read in its entirety as follows:

“The Plan shall be administered by the Corporate Governance and Responsibility Committee or any successor thereto (the ‘Committee’) of the Company’s Board of Directors (the ‘Board’).”

The Plan is further amended effective June 1, 2007, by adding a new subparagraph (d) to Paragraph 13 which shall read in its entirety as follows:

“(d) The Committee may provide that all or any part of a grant of Options or Restricted Shares may, subject to the prior consent of the Committee, be transferred to one or more of the following classes of donees: a family member; a trust for the benefit of a family member; a limited partnership whose partners are solely family members; or any other legal entity set up for the benefit of family members. For purposes of this paragraph (d), a family member means the director transferring the Options or Restricted Shares and/or such director’s spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members. For purposes of paragraph 9, a transferred Option may be exercised by the transferee to the extent that the director would have been entitled had the Option not been transferred.

Options may be exercised during the lifetime of the director only by the director or by the director's guardian or legal representative, unless the Committee permits a transfer pursuant to the preceding paragraph.”